Exhibit 99.1

     Comdial Announces Closing of a Business Loan and Security Agreement

    SARASOTA, Fla., Oct. 7 /PRNewswire-FirstCall/ -- Comdial Corporation
(OTC Bulletin Board: CMDZE), a leading provider of communications solutions for small and midsize enterprises, announced today that it has entered into a Business Loan and Security Agreement (the "Agreement") with a voice and data solutions provider (the "Borrower"). Per the Agreement, Comdial loaned the Borrower $800,000, bearing interest at 8 percent, with a maturity date of September 30, 2005. The loan is secured by all of the assets of the Borrower and certain other collateral. As part of the Agreement, Comdial received warrants to purchase an equity interest equal to 3% of the outstanding common stock of the Borrower.

    About Comdial
    Comdial is a converged voice and data communications solutions provider with over 25 years of long-standing success as a leading brand. Focused on superior customer service and reliable communications solutions, Comdial is dedicated to producing best-in-class small to mid-sized enterprise communications products. Through innovative technology and flexibility, Comdial provides comprehensive Internet Protocol (IP) communications solutions tailored to meet each customer's evolving business needs. For more information about Comdial and its communications solutions, please visit the Comdial web site at http://www.comdial.com .

    Forward-Looking Statements
    This press release contains statements that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including Comdial Corporation's ability to obtain additional funding for its business should such funding become necessary, its ability to maintain market share and to grow in a very competitive market, its ability to develop technologically advanced products to keep pace with many competitors that are much larger and have significantly more resources than Comdial, market acceptance of new products it develops, lower than anticipated demand brought about by continued weakness in telecommunications spending, risk of dilution of the Company's stock from private placement investments including the financing that was completed in March 2004 and from the private placement that was completed in 2002 as well as any other private investments or public offerings that may occur from time to time, dependence on a relatively small number of large customers, ability to maintain necessary engineering, sales, marketing and other key staff members, the risks associated with the outsourcing of its manufacturing requirements, including international risk factors, its ability to achieve its operational goals and to generate positive cash flow, any unfavorable outcome of pending disputes or litigation, including, but not limited to intellectual property infringement claims that arise from time to time and the various other factors set forth from time to time in Comdial's filings with the SEC, including, but not limited to, Comdial's Form 10-K for the year ended December 31, 2003. Comdial Corporation undertakes no obligation to publicly update or revise the forward-looking statements made in this release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

SOURCE  Comdial Corporation
    -0-                             10/07/2004
    /CONTACT: Ken Clinebell, Chief Financial Officer, Comdial Corporation, +1-941-554-5000, ext. 1513 /
    /Web site:  http://www.comdial.com /
    (CMDZE)

CO:  Comdial Corporation
ST:  Florida
IN:  OTC CPR TLS
SU:  FNC